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                                                                     Exhibit 4f



                            5% SECURED NON-NEGOTIABLE
                        LIMITED RECOURSE PROMISSORY NOTE


$250,000                                                 Boston, Massachusetts
                                                         April 30, 1998


         On July 29, 1998 (the "Maturity Date"), for value received, the undersigned DynaGen, Inc., a Delaware corporation (the "Maker"), promises to pay to Sovereign Partners, 90 Grove Street, Richfield, Connecticut 06877 (the "Payee"), the principal sum of Two Hundred Fifty Thousand United States Dollars ($250,000) or the then outstanding principal amount hereof, together with interest on any and all principal amounts remaining unpaid hereunder from time to time outstanding from the date hereof until payment in full, such interest to be payable at such rates and such times as are hereinafter specified. This Note is a limited recourse note and payment is subject to the provisions of Section 2 hereof.

1.       INTEREST AND PRINCIPAL

         1.01 Interest. The Maker shall pay interest on the outstanding principal amount of this Note from the date hereof until such principal amount is paid in full at the rate of five percent (5%) per annum. Interest payments shall be made on the maturity date. Any overdue installment of interest or principal shall bear interest at the rate of Ten percent (10%) per annum. Interest shall be calculated on the basis of a 365 day year for the actual number of days elapsed.

         1.02 Exchange. The entire outstanding principal together with interest accrued thereon on the principal amount of this Note may be exchanged by the Payee for a like face amount of shares of the Maker's Series D Preferred Stock, $.01 par value per share ("Preferred Stock"), any time after the Maturity Date.

         1.03 Optional Prepayment. This Note may be prepaid in whole or in part, at any time or from time to time before the Maturity Date, at the option of the Maker, by paying to the Payee an amount equal to the amount to be prepaid together a premium (which shall be inclusive of interest) of $25,000 if prepaid within thirty (30) days after the date hereof or $37,500 if prepaid after 30 days after the date hereof and before 60 days after the date hereof or $50,000 if prepaid after 60 days after the date hereof and before the Maturity Date. In the event that this Note shall be prepaid in part the premium (which shall be inclusive of interest) shall be prorated.

         1.04 Mandatory Prepayment. This Note shall be prepaid together with the premiums set forth in Section 1.03 (which shall be inclusive of interest), to the extent possible, from the
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proceeds (net of transaction, legal, accounting and related cost), if any, of any private placement financing that is closed on or before the Maturity Date.

         1.05 Delivery of Payment. All payments made hereunder shall be made by check mailed first class, postage paid to the Payee at the address set forth above or to such other address as the Payee may from time to time designate in writing to the Maker. Such payments shall be accompanied by a notice setting forth in reasonable detail (a) the amount of interest and principal being paid and (b) the remaining principal amount. If any payments are required to be made on a day which is not a Business Day (as hereinafter defined) the date on which such payment is required to be made shall be extended to, and such payment shall be required to be made on, the next Business Day. "Business Day" shall mean a day other than Saturday, Sunday and any day which shall be in the City of Boston, Massachusetts, a legal holiday or a day on which banking institutions are authorized by law to close.

2.       AGREEMENTS

         2.01 Security. Messrs. Dhanajay Wadekar and Indu Muni, stockholders of the Maker, hereby grant to the Payee a pledge in the following described property, to wit: 200,000 shares (the "Pledged Shares") of the common stock, $.01 par value per share, of the Maker.

         2.02 Limited Recourse. The Payee hereby agrees that its sole recourse for Maker's failure to pay this Note shall be to either (i) exchange this Note for shares of Preferred Stock in accordance with Section 1.02 or (ii) to foreclose on the Pledged Shares in accordance with Section 2.01.

3.       SUBORDINATION

         3.01 Subordinated Debt. The indebtedness evidenced by this instrument ("Subordinated Debt") is subordinate and junior in right of payment, to the extent and in the manner set forth below, to all Superior Debt (as defined in SECTION 3.02) of the Maker to the extent provided in this section.

         3.02 Superior Debt. For the purpose of these subordination provisions the term "Superior Debt" shall mean all principal, interest, charges, expenses, and attorneys' fees arising out of or relating to all indebtedness of Maker or any subsidiary of Maker owing to any institutional lender including, without limitation, Fleet Bank, Sirrom Capital Corporation, and The Huntington National Bank (each, a "Bank") whether outstanding on the date of this Note or subsequently incurred to renew, extend, modify or otherwise amend the Superior Debt unless under the instrument evidencing the same or under which the same is outstanding, it is expressly provided that such indebtedness is junior and subordinate to other indebtedness and obligations of the Maker (such indebtedness of the Maker to which this instrument is subordinate and junior being referred to as "Superior Debt"). The Superior Debt shall continue to be Superior Debt and entitled to the benefits of these subordination provisions irrespective of any amendment,



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modification or waiver of any term of the Superior Debt or extension or renewal of the Superior Debt.

         3.03 Permitted Payments. Maker shall not make any regularly scheduled payment of accrued interest on any Subordinated Debt unless at the time of such scheduled interest payment there exists no event of default under the Superior Debt and so long as such payment would not thereby result in such an event of default.

         3.04     Default on Superior Debt.

         (a) In the event the Maker shall default in the payment of any principal or interest on any Superior Debt when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property or securities or by set-off or otherwise) shall be made or agreed to be made on account of the principal or interest on any Subordinated Debt, or as a sinking fund for the Subordinated Debt, or in respect of any redemption, retirement, purchase or other acquisition of any of the Subordinated Debt.

         (b) Upon the happening of an event of default with respect to any Superior Debt, as defined in the instrument under which the same is outstanding, which occurs at the maturity of same or which permits a Bank to accelerate the maturity of the Superior Debt (other than under circumstances when the terms of SECTION 3.04(a) are applicable), then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property or securities or by set-off or otherwise) shall be made or agreed to be made on account of the principal of, or premium, if any, or interest on any Subordinated Debt, or as a sinking fund for the Subordinated Debt, or in respect of any redemption, retirement, purchase or other acquisition of any of the Subordinated Debt, during any period:

                  (i) after written notice of such default shall have been given to the Maker by any Bank; or

                  (ii) in which any judicial proceeding shall be pending in respect of such default and a notice of acceleration of the maturity of such Superior Debt shall have been transmitted to the Maker in respect of such default.

         3.05     Certain Events of Bankruptcy.  In the event of:

         (a) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Maker or to its creditors, as such, or to it property,

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         (b)      any proceedings for the liquidation, dissolution or other
         winding-up of the Maker, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings.

         (c) any assignment by the Maker for the benefit of its creditors, or

         (d) any other marshaling of the assets of the Maker, all Superior Debt (including any interest on same accruing at the legal rate after the commencement of any such proceedings and any additional interest that would have accrued on same but for the commencement of such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made to Payee on account of any Subordinated Debt. Any payment or distribution, whether in cash, securities or other property, which would otherwise (but for these subordination provisions) be payable or deliverable in respect of this Subordinated Debt shall be paid or deliverable directly to the Banks (including any interest thereon accruing at the legal rate after the commencement of any such proceedings and any additional interest that would have accrued on same but for the commencement of such proceedings) shall have been paid in full.

         3.06 No Payments. In the event that any Subordinated Debt shall be declared due and payable as the result of the occurrences of any one or more defaults in respect of same, under circumstances when the terms of SECTION 3.04 are not applicable, no payment shall be made in respect of any Subordinated Debt unless and until all Superior Debt shall have been paid in full or such declaration and its consequences shall have been rescinded and all such defaults shall have been remedied or waived.

         3.07 Payments in Trust. If any payment or distribution, whether in cash, securities or other property, shall be received by Payee in contravention of any of the terms of this Note and before all the Superior Debt shall have been paid in full, such payment or distribution shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the Banks for application to the payment of all Superior Debt remaining unpaid to the extent necessary to pay all such Superior Debt in full. In the event of the failure of Payee to endorse or assign any such payment or distribution, the Banks are hereby irrevocably authorized to endorse or assign the same.

         3.08 Certain Rights of Subordinated Debt. The Banks shall not be prejudiced in the right to enforce subordination of Subordinated Debt by any act or failure to act on the part of the Maker. The foregoing provisions as to subordination are solely for the purpose of defining the relative rights of the Banks, on the one hand, and the Payee, on the other hand. Nothing contained herein shall impair, as between the Maker and the Payee, the obligation of the Maker, which is unconditional and absolute, to pay to the Payee the principal hereof and interest on this Note as and when the same shall become due and payable in accordance with the terms of this Note, or prevent the Payee from exercising all rights, powers and remedies otherwise permitted by applicable law or under this Note upon a default or Event of Default under this Note, all


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subject to the rights of the Banks to receive cash, securities or other property otherwise payable or deliverable to the Banks.

         3.09 Future Action. The Payee will take such action (including, without limitation, the delivery of this instrument to an agent for the Banks or consent to the filing of a financing statement with respect thereto) as may, in the opinion of counsel designated by any Bank, be necessary or appropriate to assure the effectiveness of the subordination effected by these provisions.

4.       DEFAULTS AND REMEDIES.

         4.01     Events of Default. An "Event of Default" shall occur if:

                  (a) the Maker defaults in the payment of interest on this Note when the same becomes due and payable and such Default continues for a period of 30 days;

                  (b) the Maker defaults in the payment of principal on this Note when the same becomes due and payable, at maturity or otherwise;

                  (c) the Maker fails to comply with any of the other agreements contained in this Note, and the Default continues for the period and after the notice specified below; and

                  (d) the Maker pursuant to or within the meaning of any Bankruptcy Law (as defined below):

                          (i)      commences a voluntary case;

                          (ii) consents to the entry of an order against it for relief in an involuntary case; or

                          (iii) makes a general assignment for the benefit of its creditors; or

                   (e) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                          (i) is for relief against the Maker in an involuntary case;

                          (ii) appoints a Custodian (as hereinafter defined) for all or substantially all of the assets of the Company; or

                   (iii)   orders a liquidation of the Company.

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         The term "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law. The term "Custodian" means any receiver, trustee, assignee, liquidator, or similar official under any Bankruptcy Law.

         A default under clause (c) above shall not constitute an Event of Default until Payee notifies the Maker of the Default and the Maker does not cure the Default within 60 days of such notice. The notice must specify the Event of Default, demand that it be remedied, and state that it is a notice of Event of Default.

         4.02 Remedy. If an Event of Default occurs and is continuing, the sole remedy of the holder of this Note shall be as set forth in SECTION 2.02 hereof.

5.       MISCELLANEOUS

         The undersigned hereby waives presentment, demand for payment, notice of dishonor, and any and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note, and hereby consents to any extensions of time, renewals, releases of any party to this Note, waivers or modifications that may be granted or consented to by the Payee in respect to the time of payment or any other provision of this Note. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS (EXCLUSIVE OF THE LAWS GOVERNING CONFLICTS OF LAWS) OF THE COMMONWEALTH OF MASSACHUSETTS.

                                           DYNAGEN, INC.

                                           By:/s/ Dhananjay Wadekar
                                              ------------------------
                                           Name: Dhananjay Wadekar
                                           Title:   Executive Vice President

To acknowledge limited
recourse in accordance with
Sections 2 and 4 of this Note:

SOVEREIGN PARTNERS


By: /s/ Steven Hicks
--------------------
Name: Steven Hicks
Title: President and General Manager


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